UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) September 22, 2004

Vitesse Semiconductor Corporation

(Exact name of registrant as specified in its chapter)

Delaware	001-31614	77-0138960
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

741 Calle Plano, Camarillo, California	93012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (805) 388-3700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01: ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ITEM 2.03: CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

On September 22, 2004, Vitesse Semiconductor Corporation (“Vitesse”) closed its previously disclosed private placement of $90 million aggregate principal amount of 1.50% Convertible Subordinated Debentures due 2024 (the “New Debentures”). In addition, on October 15, 2004, Vitesse closed the private placement of an additional $6.7 million aggregate principal amount of New Debentures pursuant to the partial exercise of the previously disclosed option of the initial purchaser to purchase additional New Debentures. In connection with the closing, on September 22, 2004 Vitesse entered into an indenture (the “Indenture”) with U.S. Bank National Association, as trustee (the “Trustee”), governing the New Debentures, and issued a global debenture (the “Debenture”) in the name of Cede & Co. as nominee for the Depository Trust Corporation. In connection with the additional closing on October 15, 2004, the aggregate principal amount of the Debenture was increased to $96.7 million. A copy of the Indenture, including the form of Debenture, is filed herewith as Exhibit 10.1. The following description of the Indenture and the Debenture is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference.

The Trustee, as successor in interest to State Street Bank and Trust Company of California, N.A., is also the trustee for Vitesse’s 4.00% Convertible Subordinated Debentures due 2005 (the “2005 Debentures”), for which it receives customary compensation from Vitesse.

The material terms and conditions of the Indenture and the New Debentures governed thereby are as follows:

Principal Amount. $96,700,000.

Maturity Date. October 1, 2024.

Ranking. The New Debentures are Vitesse’s unsecured obligations, are subordinated in right of payment to all of Vitesse’s existing and future senior indebtedness, including indebtedness under its amended senior credit facility, and rank pari passu with all of Vitesse’s existing and future subordinated indebtedness, including its 2005 Debentures. The New Debentures are effectively subordinated to all indebtedness and other liabilities, including trade payables, of Vitesse’s subsidiaries.

Interest. The New Debentures bear interest at the rate of 1.50% per year. Interest is payable on October 1 and April 1 of each year, beginning on April 1, 2005.

Conversion Rights. Holders of the New Debentures may convert the New Debentures into shares of Vitesse common stock initially at a conversion price of $3.92 per share (equivalent to an initial conversion rate of approximately 255.1020 shares of common stock per $1,000 principal amount). Upon a conversion, Vitesse will have the right to deliver to holders, at its option, (1) cash, (2) shares of Vitesse common stock or (3) a combination thereof, as set forth in the Indenture. The conversion price will be adjusted to reflect dividends, stock splits, issuances of rights to purchase shares of common stock and other events, as set forth in the Indenture.

Sinking Fund. None.

Optional Redemption By Vitesse. Vitesse may redeem some or all of the New Debentures for cash at any time on or after October 1, 2009 at a price equal to 100% of the principal amount of the New Debentures, plus accrued and unpaid interest, all as set forth in the Indenture, provided, however, that Vitesse may redeem some or all of the New Debentures for cash after October 1, 2007 and prior to October 1, 2009 if the closing sale price of Vitesse’s common stock has been at least 170% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period.

Optional Repurchase Right of Holders. Holders of the New Debentures may require Vitesse to repurchase all or a portion of their New Debentures for cash on October 1, 2009, 2014 and 2019 at a cash repurchase price equal to 100% of the principal amount of the New Debentures plus any accrued and unpaid interest to, but excluding, the date of repurchase, as set forth in the Indenture.

Fundamental Change Repurchase Right of Holders. Holders of the New Debentures may require Vitesse to repurchase all or a portion of their New Debentures upon a fundamental change of Vitesse in certain circumstances and subject to certain conditions as set forth in the Indenture. In such case, Vitesse will pay a repurchase price equal to 100% of the principal amount of the New Debentures plus accrued and unpaid interest to, but excluding, the repurchase date plus, under certain circumstances, a make-whole premium, as described below. Upon a repurchase in connection with a fundamental change, Vitesse has the right to deliver to holders, at its option, (1) cash, (2) shares of Vitesse common stock or (3) a combination thereof, as set forth in the Indenture. A “fundamental change” is defined in the Indenture as any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which 50% or more of Vitesse’s outstanding common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock that is (i) listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or (ii) approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        Make-Whole Premium Upon a Fundamental Change. Upon the occurrence of a fundamental change on or prior to October 1, 2009, under certain circumstances, Vitesse will pay, in addition to the repurchase price, a make-whole premium on New Debentures converted in connection with, or tendered for repurchase upon, the fundamental change. The make-whole premium will be payable in the same form of consideration into which Vitesse’s common stock has been exchanged or converted in the fundamental change and will be paid on the repurchase date for the New Debentures after the fundamental change, both for New Debentures tendered for repurchase and for New Debentures converted in connection with the fundamental change. The amount of the make-whole premium, if any, will be based on Vitesse’s stock price on the effective date of the fundamental change. No make-whole premium will be paid if Vitesse’s stock price in connection with the fundamental change exceeds $9.66 or is less than or equal to $2.90. The aggregate amount of the make-whole premium will range from 2.04% to 20.12% of the aggregate principal amount of the New Debentures tendered for repurchase and converted in connection with the fundamental change, depending on the date of, and Vitesse’s stock price in connection with, the fundamental change.

Covenants. The Indenture does not contain any financial covenants and does not restrict Vitesse or its subsidiaries from paying dividends or issuing or repurchasing their other securities.

Events of Default. If there is an event of default on the New Debentures, the principal amount of the New Debentures plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Vitesse. An “event of default” is defined as:

(i) any default in the payment of interest on the New Debentures when due and payable and continuance of such default for a period of 30 days;

(ii) any default in the payment of principal of (or premium, if any, on) any New Debenture at maturity, redemption or otherwise;

(iii) any default in the payment of principal or interest on the New Debentures required to be purchased by the holder thereof on October 1, 2009, 2014 or 2019 or upon the occurrence of a fundamental change;

(iv) any default in the performance of or breach of any other of Vitesse’s covenants or agreements in the Indenture or under the New Debentures (other than a default specified in any of the preceding three clauses) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the New Debentures;

(v) the occurrence, with respect to any agreement, indenture or instrument under which Vitesse has indebtedness of $15.0 million or more in the aggregate, not including any amounts Vitesse may owe under reimbursement or similar obligations to banks, sureties or other entities which have issued letters of credit, surety bonds, performance bonds or other guarantees relating to the performance by Vitesse or its subsidiaries of contractual obligations to customers, to the extent any demands made under any such reimbursement or similar obligation relate to a draw under the related letter of credit or other instrument which draw is being contested in good faith through appropriate proceedings, whether such indebtedness now exists or shall hereafter be created, a default that has caused the holder thereof to declare such indebtedness to be due and payable prior to its stated maturity and such indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled by the 30th day after notice of the default has been given to Vitesse by the trustee or to Vitesse and the trustee by holders of at least 25% in aggregate principal amount of the New Debentures; provided, that if the default under such indenture or instrument is remedied or cured by Vitesse or waived by the holders of such indebtedness before the entry of judgment in favor of the trustee, then the event of default under the Indenture will be deemed likewise to have been remedied, cured or waived; or

(vi) certain events of bankruptcy, insolvency or reorganization with respect to Vitesse.

The New Debentures have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the New Debentures.

ITEM 9.01: FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

10.1	Indenture between Vitesse Semiconductor Corporation and U.S. Bank National Association, as Trustee (including form of 1.50% Convertible Subordinated Debentures due 2024), dated as of September 22, 2004 (previously filed).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2004	VITESSE SEMICONDUCTOR CORPORATION

	By:	/s/ Yatin Mody
Yatin Mody
Vice President, Finance

Exhibit Index

10.1	Indenture between Vitesse Semiconductor Corporation and U.S. Bank National Association, as Trustee (including form of 1.50% Convertible Subordinated Debentures due 2024), dated as of September 22, 2004 (previously filed).